Exhibit 99.1
FOR IMMEDIATE RELEASE
JANUARY 19, 2010

Contact:	Jill McMillan, Director, Public & Industry Affairs Phone: (214) 721-9271 Jill.McMillan@CrosstexEnergy.com
CROSSTEX COMPLETES SALE OF EAST TEXAS ASSETS FOR $40 MILLION
TO WASKOM GAS PROCESSING COMPANY
DALLAS, January 19, 2010 — The Crosstex Energy companies, Crosstex Energy, L.P. (NASDAQ: XTEX) (the Partnership) and Crosstex Energy, Inc. (NASDAQ: XTXI) (the Corporation), announced today the completion of the sale of the Partnership’s gathering and treating assets in East Texas for $40 million to Waskom Gas Processing Company. Crosstex will use the net proceeds from the transaction to pay down the Partnership’s outstanding debt and for general corporate purposes.
About the Crosstex Energy Companies
Crosstex Energy, L.P., a midstream natural gas company headquartered in Dallas, operates approximately 3,300 miles of pipeline, 10 processing plants and three fractionators. The Partnership currently provides services for 3.2 billion cubic feet of natural gas per day, or approximately six percent of marketed U.S. daily production.
Crosstex Energy, Inc. owns the two percent general partner interest, a 33 percent limited partner interest and the incentive distribution rights of Crosstex Energy, L.P.
Additional information about the Crosstex companies can be found at www.crosstexenergy.com.
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